Exhibit 99.1

IMMEDIATE RELEASE
June 2, 2009

UNITED NATURAL FOODS ANNOUNCES THIRD QUARTER 2009
DILUTED EPS OF $0.39, A 30% INCREASE
OVER DILUTED EPS FOR THIRD QUARTER 2008

Third Quarter Highlights
•	Net sales increased 0.3% to $889.5 million compared with the third quarter of fiscal 2008
•	Net sales increased 3.3%, excluding the impact of UNFI Specialty
•	Net income totaled $16.8 million

Dayville, Connecticut – June 2, 2009 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales for the third quarter of fiscal 2009, ended May 2, 2009, of $889.5 million, an increase of approximately $2.6 million, or 0.3%, from net sales of $887.0 million recorded in the third quarter of fiscal 2008.  Excluding the impact in both periods of the UNFI Specialty Distribution Services division (“Specialty”), which the Company acquired in the second quarter of fiscal 2008, net sales increased by approximately $26.5 million, or 3.3%, to $836.2 million.

 “Our record earnings in the third quarter reflect our continued focus on cash flow, market share and the further expansion and integration of our specialty business. We continued to benefit from lower diesel fuel costs, while improved operational efficiencies and expense control by all of our associates resulted in earnings that represented a 30% increase over the third quarter of fiscal 2008,” said Steven Spinner, President and Chief Executive Officer.

Net income was $16.8 million, or $0.39 per diluted share, for the third quarter of fiscal 2009 compared with net income for the third quarter of fiscal 2008 of $13.0 million, or $0.30 per diluted share.

Gross margin was 19.0% for the third quarter of fiscal 2009, which represents a 27 basis point improvement from gross margin of 18.7% for the third quarter of fiscal 2008, primarily due to higher gross margin within the Specialty division.

Operating expenses as a percentage of net sales decreased by 35 basis points during the third quarter of fiscal 2009 to 15.6% of net sales, or $138.3 million, from 15.9% of net sales, or $141.0 million, for the third quarter of fiscal 2008.  Operating expenses were positively impacted by continued expense control programs across all of the Company’s divisions, lower diesel fuel prices, and operational improvements in the Company’s distribution centers.

“In April, we successfully completed the relocation and expansion of our specialty distribution facility from East Brunswick, New Jersey to our new 675,000 square foot facility in York, Pennsylvania,” said Mr. Spinner. “With this move, we now have our first fully integrated facility, which allows us to offer our mid-Atlantic customers a full assortment of natural, organic and specialty foods from a single facility on a common system.”

Updates to Fiscal 2009 Guidance
The Company is confirming net sales guidance for fiscal year 2009, ending August 1, 2009, to $3.45 billion to $3.50 billion, which represents a 2.5% to 4.0% increase in total net sales over fiscal 2008, or 4.5% to 6.0% after adjusting for the 53rd week in fiscal 2008.

In addition, the Company is raising its earnings per share guidance for fiscal 2009 to a range of $1.34 to $1.38 per diluted share.  The Company had previously announced earnings per share guidance of $1.28 to $1.36 per diluted share.  The Company’s revised guidance reflects the impact of improved operating efficiencies and cost controls.

The Company is also lowering its anticipated fiscal 2009 capital expenditures guidance to a range of approximately $30 to $35 million.  The Company had previously announced anticipated fiscal 2009 capital expenditures guidance of approximately $40 to $45 million.

The Company’s guidance is based on a number of assumptions, many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call & Webcast
The Company’s third quarter 2009 conference call and audio webcast will be held at 11:00 a.m. EDT on June 2, 2009.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

Non-GAAP Reconciliation
The following table details the non-GAAP measures for the third quarter of fiscal 2009 and 2008:

Quarter Ended: (in thousands)	May 2, 2009	April 26, 2008

Net sales, excluding UNFI Specialty Distribution Services:	$836,243	$809,728

UNFI Specialty Distribution Services net sales:	53,295	77,234

Net sales, including UNFI Specialty Distribution Services:	$889,538	$886,962

About United Natural Foods
United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006” and winner of the Supermarket News 2008 Sustainability Excellence Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see “Risk Factors” in the Company's quarterly report on Form 10-Q filed with the Commission on March 11, 2009, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	May 2, 2009	April 26, 2008	May 2, 2009	April 26, 2008

Net sales	$889,538	$886,962	$2,601,409	$2,454,007
Cost of sales	720,787	721,119	2,103,004	1,998,021

Gross profit	168,751	165,843	498,405	455,986

Operating expenses	138,327	141,018	417,082	387,384
Total operating expenses	138,327	141,018	417,082	387,384

Operating income	30,424	24,825	81,323	68,602

Other expense (income):
Interest expense	1,723	4,186	8,333	12,137
Interest income	11	(140)	(331)	(472)
Other, net	134	80	281	154
Total other expense	1,868	4,126	8,283	11,819

Income before income taxes	28,556	20,699	73,040	56,783

Provision for income taxes	11,777	7,700	29,393	21,123

Net income	$16,779	$12,999	$43,647	$35,660

Basic per share data:
Net income	$0.39	$0.30	$1.02	$0.84

Weighted average basic shares of common stock	42,871	42,727	42,827	42,678

Diluted per share data:
Net income	$0.39	$0.30	$1.02	$0.83

Weighted average diluted shares of common stock	42,943	42,847	42,939	42,858

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	May 2, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,686	$25,333
Accounts receivable, net	197,580	179,063
Notes receivable, trade, net	606	1,412
Inventories	418,242	394,364
Prepaid expenses and other current assets	14,626	13,307
Deferred income taxes	14,221	14,221
Total current assets	651,961	627,700

Property and equipment, net	241,186	234,115

Other assets:
Goodwill	166,471	170,609
Notes receivable, trade, net	2,242	2,349
Intangible assets, net	39,821	33,689
Other	19,201	16,021
Total assets	$1,120,882	$1,084,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$248,573	$288,050
Accounts payable	176,510	160,418
Accrued expenses and other current liabilities	73,485	63,308
Current portion of long-term debt	4,911	5,027
Total current liabilities	503,479	516,803

Long-term debt, excluding current portion	54,875	58,485
Deferred income taxes	10,446	9,058
Other long-term liabilities	24,456	20,087
Total liabilities	593,256	604,433

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at May 2, 2009 and August 2, 2008; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,170 issued and 42,942 outstanding shares at May 2, 2009; 43,100 issued and 42,871 outstanding shares at August 2, 2008	432	431
Additional paid-in capital	174,166	169,238
Unallocated shares of Employee Stock Ownership Plan	(917)	(1,040)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive loss	(1,876)	(753)
Retained earnings	361,913	318,266
Total stockholders’ equity	527,626	480,050

Total liabilities and stockholders’ equity	$1,120,882	$1,084,483

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine months ended
	May 2, 2009	April 26, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,647	$35,660
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	20,329	15,694
Share-based compensation	4,607	3,503
Provision for doubtful accounts	3,526	1,665
Loss on disposals of property and equipment	290	8
Gain on forgiveness of loan	-	(157)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(20,760)	(15,215)
Inventories	(21,314)	(77,007)
Prepaid expenses and other assets	(1,002)	(1,080)
Notes receivable, trade	369	69
Accounts payable	(1,195)	2,074
Accrued expenses and other current liabilities	12,194	(1,663)
Income taxes payable	-	923
Net cash provided by (used in) operating activities	40,691	(35,526)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,421)	(32,024)
Purchases of acquired businesses, net of cash acquired	(4,468)	(107,726)
Net cash used in investing activities	(29,889)	(139,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under note payable	(39,477)	175,000
Increase in bank overdraft	17,152	9,482
Repayments of long-term debt	(3,726)	(7,754)
Payments on life insurance policy loans	(3,072)	-
Capitalized debt issuance costs	(647)	-
Proceeds from exercise of stock options	188	848
Tax benefit from exercises of stock options	133	171
Net cash (used in) provided by financing activities	(29,449)	177,747

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,647)	2,471
Cash and cash equivalents at beginning of period	25,333	17,010
Cash and cash equivalents at end of period	$6,686	$19,481

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$7,713	$11,431
Federal and state income taxes, net of refunds	$29,734	$18,877